AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON January 15, 2010
REGISTRATION NO. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in its charter)

Maryland	38-3041398
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

200 International Circle, Suite 3500
Hunt Valley, Maryland 21030
 (410) 427-1700
 (Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

C. Taylor Pickett
Chief Executive Officer
Omega Healthcare Investors, Inc.
200 International Circle, Suite 3500
Hunt Valley, Maryland 21030
 (410) 427-1700
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of communications to:

Eliot W. Robinson, Esq.
Bryan Cave LLP
One Atlantic Center, Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta, Georgia 30309-3488
(404) 572-6600

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Section 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.  (Check one:)

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.10 par value	2,714,959 (1)	$19.96 (2)	$54,190,581(2)	$3,864

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also relates to such additional shares as may be issuable as a result of certain adjustments, including, without limitation, stock dividends and stock splits.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933.  The proposed maximum offering price per share is based upon the average of the high and low prices of Omega Healthcare Investors, Inc. Common Stock in New York Stock Exchange transactions on January 11, 2010.

PROSPECTUS

2,714,959 Shares

Common Stock

On December 22, 2009, we acquired certain subsidiaries of CapitalSource Inc.  In connection with the acquisition, we issued 2,714,959 shares of our common stock to an affiliate of CapitalSource Inc. (referred to in this Prospectus as the “selling stockholder”). This Prospectus will be used from time to time by the selling stockholder to resell shares of our common stock issued in connection with the acquisition.  The selling stockholder may also sell additional shares of common stock acquired as a result of stock splits, stock dividends or similar transactions.

We will not receive any proceeds from the shares of our common stock sold by the selling stockholder.

The selling stockholder may sell the shares of common stock described in this Prospectus in a number of different ways and at varying prices.  See “Plan of Distribution” beginning on page 11 of this Prospectus for more information about how the selling stockholder may sell its shares of common stock.

Shares of our common stock are traded on the New York Stock Exchange under the symbol “OHI.”  The closing price of our common stock as reported by The New York Stock Exchange on January 14, 2010 was $19.83 per share.

Investing in our securities involves various risks.  See “Risk Factors” beginning on page 7 of this Prospectus for a discussion of certain factors that should be considered by prospective purchasers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described in this Prospectus or passed upon the adequacy or accuracy of this Prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus is January 15, 2010.

We have not authorized any dealer, salesperson or other person to give you written information other than this Prospectus and any prospectus supplement, or to make representations as to matters not stated in this Prospectus and any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this Prospectus or any prospectus supplement. This Prospectus and any prospectus supplement do not constitute an offer to sell or our solicitation of an offer to buy any securities other than the registered securities to which they relate. This Prospectus and any prospectus supplement do not constitute an offer to sell or our solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  The delivery of this Prospectus or any prospectus supplement at any time does not create an implication that the information contained herein or therein is correct as of any time subsequent to their respective dates.

ABOUT THIS PROSPECTUS

This Prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933. Under this automatic shelf registration process, the selling stockholder listed herein may, from time to time, sell shares of our common stock as described in this Prospectus. As permitted by SEC rules, this Prospectus omits various information you can find in the registration statement or the exhibits to the registration statement. For further information, you should refer to the registration statement and its exhibits. The registration statement and the exhibits can be obtained from the SEC as indicated under the heading “Where You Can Find More Information.”

           You should rely only on the information contained and incorporated by reference in this Prospectus or in any prospectus supplement.  We have not authorized anyone to provide you with information that is different.  The selling stockholder is offering to sell the shares, and seeking offers to buy the shares, only in jurisdictions where offers and sales are permitted by applicable law.  Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this Prospectus, that the information contained herein is correct as of any time subsequent to the date hereof or that any information incorporated or deemed to be incorporated by reference herein is correct as of any time subsequent to the date hereof.

Unless otherwise mentioned or unless the context requires otherwise, (i) all references in this Prospectus to “we,” “us,” “our” or similar references mean Omega Healthcare Investors, Inc., a Maryland corporation, and its subsidiaries, and (ii) all references in this Prospectus to “stock,” “our stock,” “Omega stock,” “your stock,” “shares,” or “Omega shares” refer to our common stock.

SUMMARY

Company Overview

We are a self-administered real estate investment trust, or REIT, investing in income-producing healthcare facilities, principally long-term care facilities located in the United States. We provide lease or mortgage financing to qualified operators of skilled nursing facilities, which we refer to as SNFs, and, to a lesser extent, assisted living facilities, rehabilitation and acute care facilities.

Our portfolio of investments at September 30, 2009, consisted of 256 healthcare facilities located in 28 states and operated by 25 third-party operators. Our gross investment in these facilities totaled approximately $1.5 billion at September 30, 2009, with 99% of our real estate investments related to long-term healthcare facilities. This portfolio is made up of (i) 226 SNFs, (ii) seven assisted living facilities, (iii) two rehabilitation hospitals owned and leased to third parties, (iv) two independent living facilities, (v) fixed rate mortgages on 15 SNFs, (vi) two SNFs that are owned and operated by us and (vii) two SNFs that are currently held for sale by us.  At September 30, 2009, we also held other investments of approximately $29.4 million, consisting primarily of secured loans to third-party operators of our facilities.

The Acquisition

On December 22, 2009, we acquired certain subsidiaries of CapitalSource Inc. (“CapitalSource”) owning 40 healthcare facilities and an option to purchase certain other CapitalSource subsidiaries owning an additional 63 healthcare facilities pursuant to a securities purchase agreement among the Company, CapitalSource and certain subsidiaries of CapitalSource.  As part of the purchase price for the acquisition, we issued 2,714,959 shares of our common stock to an affiliate of CapitalSource (referred to in this Prospectus as the “selling stockholder”).  See “Selling Stockholder” below.

Following the acquisition of the CapitalSource subsidiaries on December 22, 2009, our portfolio of investments consists of 296 healthcare facilities located in 31 states and operated by 36 third party operators.  Our gross investment in these facilities totaled approximately $1.655 billion.

Additional Information

We were incorporated in the State of Maryland on March 31, 1991. Our principal executive offices are located at 200 International Circle, Suite 3500, Hunt Valley, Maryland, 21030 and our telephone number is (410) 427-1700.  Our website address is www.omegahealthcare.com.  We do not incorporate the information contained on our website into this Prospectus, and you should not consider it part of this Prospectus.

The Offering

Securities Offered	Common stock, $0.10 par value per share

Number of shares of common stock offered for resale	2,714,959 shares

Common stock issued and outstanding as of January 14, 2010	88,265,565 shares

Use of Proceeds	We will not receive any proceeds from the shares sold by the selling stockholder pursuant to this Prospectus.

New York Stock Exchange Symbol	OHI

FORWARD-LOOKING STATEMENTS AND OTHER FACTORS
AFFECTING FUTURE RESULTS

This Prospectus may contain forward-looking statements within the meaning of the federal securities laws. These statements relate to, without limitation, our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events, performance and underlying assumptions and other statements other than statements of historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology including, but not limited to, terms such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. These statements are based on information available on the date of this Prospectus and only speak as to the date hereof and no obligation to update such forward-looking statements should be assumed. Our actual results may differ materially from those reflected in the forward-looking statements contained herein as a result of a variety of factors, including, among other things:

(i)	those items discussed under the heading “Risk Factors” herein, in our most recent Annual Report on Form 10-K and in our subsequent Quarterly Reports on Form 10-Q;
(ii)	uncertainties relating to the business operations of the operators of our assets;
(iii)	our ability to manage, re-lease or sell any owned and operated facilities;
(iv)	the availability and cost of capital;
(v)	our ability to maintain credit ratings;
(vi)	competition in the financing of healthcare facilities;
(vii)	regulatory and other changes in the healthcare sector;
(viii)	changes in the financial position of our operators;
(ix)	changes in interest rates;
(x)	the amount and yield of any additional investments;
(xi)	changes in tax laws and regulations affecting real estate investment trusts;
(xii)	our ability to maintain our status as a real estate investment trust;
(xiii)	the potential impact of a general economic slowdown on governmental budgets and healthcare reimbursement expenditures; and
(xiv)	the effect of the recent financial crisis and severe tightening in the global credit markets.

RISK FACTORS

Investment in our common stock involves risk. You should carefully consider the risks of an investment in the Company set forth below, in addition to the risks set forth under the heading “Risk Factors” included in our most recent Annual Report on Form 10-K and updated in our Quarterly Reports on Form 10-Q, which reports are incorporated herein by reference. In the future, you should also carefully consider the disclosures relating to the risks of an investment in the Company contained in the reports or documents we subsequently file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which reports and documents will deemed to be incorporated by reference into this Prospectus upon their filing. See “Incorporation of Certain Documents by Reference” and “Forward-Looking Statements and Other Factors Affecting Future Results.”

 The risks and uncertainties described below and in the documents incorporated by reference herein are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect our business.  If any of the risks and uncertainties described in this Prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operation could be materially and adversely affected.  If this were to happen, the value of our common stock could decline significantly, and you may lose part or all of your investment.

Risks Related to Growth

We may not be able to adapt our management and operational systems to integrate and manage our growth without additional expense.

 The acquisition of the CapitalSource subsidiaries described above has significantly increased the number of long-term care facilities in our investment portfolio and the number of states in which we own facilities. We may acquire additional CapitalSource subsidiaries pursuant to the terms of the securities purchase agreement described above, which will further expand the size and scope of our portfolio. We cannot assure you that we will be able to adapt our management, administrative, accounting and operational systems to integrate and manage the facilities we have acquired and those that we may acquire under our existing cost structure. Our failure to timely integrate and manage the acquisition of the CapitalSource subsidiaries and future acquisitions or developments, could have a material adverse effect on our results of operations and financial condition and our ability to make distributions to our stockholders.

We may be subject to additional risks in connection with our recent and future acquisitions of long-term care facilities.

 We may be subject to additional risks in connection with our recent and future acquisition of long-term care facilities from CapitalSource, including but not limited to the following:

●	we have no previous business experience with the operators of a significant number of the facilities we acquired or may acquire from CapitalSource;
●
the facilities may underperform due to various factors, including unfavorable terms and conditions of the lease agreements that we assume or may assume, disruptions caused by the management of the operators of the facilities or changes in economic conditions impacting the facilities and/or the operators;

●	diversion of our management’s attention away from other business concerns;

●	exposure to any undisclosed or unknown potential liabilities relating to the facilities; and
●	potential underinsured losses on the facilities.

We cannot assure you that we will be able to manage the new facilities without encountering difficulties or that any such difficulties will not have a material adverse effect on us.

We issued shares of common stock in connection with the CapitalSource subsidiaries we recently acquired, which diluted the ownership of our existing stockholders.

 As part of our acquisition of the CapitalSource subsidiaries, we issued 2,714,959 shares of common stock and agreed to register these shares with the SEC for resale by the selling stockholder. As a result, our stockholders experienced dilution, and as these shares become available for resale, the supply of our common stock will increase, which could result in a decrease in the price of our common stock.

We incurred additional debt in connection with our recent acquisition of the CapitalSource subsidiaries, which will expose us to increased risk of property losses and may have adverse consequences on our business operations and our ability to make distributions to stockholders.

 We incurred additional debt in connection with our recent acquisition of the CapitalSource healthcare property portfolio, including the assumption of approximately $59 million of mortgage debt maturing December 31, 2011, $100 million in the form of a separate secured term loan maturing December 31, 2014, and an additional $90 million drawn under our existing $200 million senior secured revolving credit facility. In addition, we may incur substantial debt in connection with our purchase of the additional CapitalSource subsidiaries as contemplated by the securities purchase agreement.  As of December 31, 2009, we had total outstanding indebtedness of approximately $738 million. Our substantial indebtedness could significantly impact our business. For example, it could:

●	limit our ability to satisfy our obligations with respect to holders of our capital stock;
●	increase our vulnerability to general adverse economic and industry conditions;
●	limit our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, or to carry out other aspects of our business plan;
●
require us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures and other general corporate requirements, or to carry out other aspects of our business plan;

●	require us to pledge as collateral substantially all of our assets;
●	require us to maintain certain debt coverage and financial ratios at specified levels, thereby reducing our financial flexibility;
●	limit our ability to make material acquisitions or take advantage of business opportunities that may arise;
●	expose us to fluctuations in interest rates, to the extent our borrowings bear variable rates of interests;
●	result in a possible downgrade of our credit rating;
●	limit our flexibility in planning for, or reacting to, changes in our business and industry; and
●	place us at a competitive disadvantage compared to our competitors that have less debt.

Since a portion of our outstanding indebtedness bears interest at variable rates, if interest rates were to increase significantly, our ability to borrow additional funds may be reduced and the risk related to our indebtedness would intensify.  In addition, the terms of our senior credit facility and other indebtedness require us to comply with a number of customary financial and other covenants. Our continued ability to incur indebtedness and conduct our operations is subject to compliance with these financial and other covenants. Breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness, in addition to any other indebtedness cross-defaulted against such instruments. Any such breach could materially adversely affect our business, results of operations and financial condition.

SELLING STOCKHOLDER

In connection with the acquisition of certain CapitalSource subsidiaries, we have issued 2,714,959 shares of our common stock as consideration in a private placement to the selling stockholder.  Pursuant to a registration rights agreement we entered into with CapitalSource and the selling stockholder in connection with the acquisition, we are registering these shares of common stock to permit the selling stockholder to offer the shares for resale from time to time.

The selling stockholder may from time to time offer and sell the shares of our common stock issued in the acquisition pursuant to this Prospectus.  The term “selling stockholder” includes the entity listed below and its transferees, pledges, donees or other successors.  Information concerning the selling stockholder may change after the date of this Prospectus and changed information will be presented in an amendment or supplement to this Prospectus if and when required.

The selling stockholder, CapitalSource Healthcare REIT, a subsidiary of CapitalSource, did not have a material relationship with Omega at any time during the last three years other than in connection with the securities purchase agreement and acquisition of the CapitalSource subsidiaries as described above, including but not limited to Omega’s assumption of $59.4 million of debt that is payable to an affiliate of CapitalSource.

The following table sets forth the name of the selling stockholder, the number of shares and percentage of our common stock beneficially owned by the selling stockholder immediately prior to this registration, the number of shares registered and the number of shares and percentage of our common stock to be beneficially owned by the selling stockholder assuming all shares covered by this registration statement are sold.  The last two columns of this table assume that all shares covered by this Prospectus will be sold by the selling stockholder and that no additional shares of our common stock are bought or otherwise acquired or sold by the selling stockholder.

Name	Beneficial Ownership Prior to the Registration		Shares Covered by this Registration Statement	Beneficial Ownership After the Shares are Sold
	Number of Shares	Percentage Ownership 1		Number of Shares	Percentage Ownership
CapitalSource Healthcare REIT	2,714,959	3.1%	2,714,959	0	-
Total	2,714,959	3.1%	2,714,959	0	-

1  Based on 88,265,565 shares of issued and outstanding common stock as of January 14, 2010.

PLAN OF DISTRIBUTION

The selling stockholder may effect from time to time sales of our common stock directly or indirectly, by or through underwriters, agents or broker-dealers, and our common stock may be sold by one or a combination of several of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of the sale;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions;

●	an underwritten public offering in which one or more underwriters participate;

●	put or call options transactions or hedging transactions relating to the common stock;

●	short sales;

●	purchases by a broker-dealer as principal and resale by that broker-dealer for its own account;

●	“block” sale transactions;

●	privately negotiated transactions;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

               The common stock may be sold at prices and on terms then prevailing in the market, at prices related to the then-current market price of the common stock or at negotiated prices. At the time that a particular offer is made, a prospectus supplement, if required, will be distributed that describes the name or names of underwriters, agents or broker-dealers, any discounts, commissions and other terms constituting selling compensation and any other required information. Moreover, in effecting sales, broker-dealers engaged by the selling stockholder and purchasers of the common stock may arrange for other broker-dealers to participate in the sale process. Broker-dealers may receive discounts or commissions from the selling stockholder and the purchasers of the common stock in amounts that would be negotiated prior to the time of the sale. Sales through broker-dealers will be made only through broker-dealers properly registered in a subject jurisdiction or in transactions exempt from registration. If the shares of common stock are sold through underwriters, the selling stockholder will be responsible for underwriting discounts or commissions. Any of these underwriters, broker-dealers or agents may perform services for us or our affiliates in the ordinary course of business. We have not been advised that the selling stockholder has any definitive selling arrangement with any underwriter, broker-dealer or agent.

 If the selling stockholder effects transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved).

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this Prospectus forms a part.

The selling stockholder and any other person participating in any distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

The selling stockholder may also resell all or a portion of its common stock in open market transactions in reliance upon Rule 144 of the Securities Act, provided that such sale meets the criteria and conforms to the requirements of such rule.

Any broker or dealer participating in any distribution of the common stock in connection with the offering made by this Prospectus may be considered to be an “underwriter” within the meaning of the Securities Act and may be required to deliver a copy of this Prospectus, including a prospectus supplement, if required, to any person who purchases any of the common stock from or through that broker or dealer.

We will not receive any of the proceeds from the sale of the common stock by the selling stockholder pursuant to this Prospectus. We will bear all expenses incident to the registration of the common stock under federal and state securities laws and the sale of the common stock hereunder, other than discounts, fees of underwriters, selling brokers and dealer managers, attorneys fees incurred by the selling stockholder, and any transfer taxes payable on any shares.

To comply with various states’ securities laws, if applicable, the common stock will be sold in such jurisdictions only through registered or licensed brokers or dealers.

We have agreed to indemnify the selling stockholders and any person authorized to act and who acts on behalf of the selling stockholder against liabilities relating to the registration statement, including liabilities under the Securities Act and the Exchange Act. The selling stockholder has agreed to indemnify us, our directors and officers and any control persons against liabilities relating to any information given to us by such parties for inclusion in the registration statement, including liabilities under the Securities Act and the Exchange Act.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby has been passed upon for us by Bryan Cave LLP, Atlanta, Georgia.  In addition, Bryan Cave LLP, Atlanta, Georgia, has passed upon certain federal income tax matters.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, as set forth in their reports, which are incorporated by reference in this Prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Ernst & Young LLP has audited the combined statement of revenues and certain expenses of the Healthcare Real Estate Carve-out of CapitalSource Inc.: Closings I & II for the year ended December 31, 2008, which is incorporated by reference in this Prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report thereon, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at its public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings are also available to the public at the web site maintained by the SEC at www.sec.gov, as well as on our website at www.omegahealthcare.com. You may inspect information that we file with the NYSE at the offices of the NYSE at 20 Broad Street, New York, New York 10005. Information on our website is not incorporated by reference herein and our web address is included as an inactive textual reference only.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

 The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to our other filings with the SEC. The information that we incorporate by reference is considered a part of this Prospectus and information that we file later with the SEC will automatically update and supersede the information contained in this Prospectus. We incorporate by reference the following documents (File No. 1-11316) we filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 2, 2009;

●	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed with the SEC on May 8, 2009;

●	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed with the SEC on August 6, 2009;

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, filed with the SEC on November 5, 2009;

●
our current reports* on Form 8-K, filed with the SEC on February 10, 2009, June 2, 2009, June 15, 2009, July 6, 2009, July 30, 2009, November 23, 2009, December 23, 2009, December 29, 2009; and January 15, 2010;

●
the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on August 4, 2002, and any amendments or reports filed for the purpose of updating that description; and

●	our Proxy Statement on Schedule 14A, relating to the annual meeting of stockholders held on May 21, 2009, filed with the SEC on April 20, 2009.

*
We are not incorporating and will not incorporate by reference into this Prospectus past or future information on reports furnished or that will be furnished under Items 2.02 and/or 7.01 of, or otherwise with, Form 8-K.

All documents we file later with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of our securities as described in this Prospectus will be deemed to be incorporated by reference into this Prospectus, other than information in the documents that is not deemed to be filed with the SEC. A statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference into this Prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that is incorporated by reference into this Prospectus, modifies or supersedes that statement. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of any person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates. Requests for copies in writing or by telephone should be directed to:

Omega Healthcare Investors, Inc.
200 International Circle
Suite 3500
Hunt Valley, MD 21030
Attn: Chief Financial Officer
(410) 427-1700

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses to be paid by the Company in connection with the offering of the securities registered. All amounts are estimates except for the registration fee.

SEC Registration Fee	$3,864
Accounting Fees and Expenses	20,000
Legal Fees and Expenses	25,000
Printing and Filing Expenses	5,000
Miscellaneous	6,136

Total	$60,000

Item 15. Indemnification of Directors and Officers

The articles of incorporation and bylaws of the registrant provide for indemnification of directors and officers to the full extent permitted by Maryland law.

Section 2-418 of the General Corporation Law of the State of Maryland generally permits indemnification of any director or officer with respect to any proceedings unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was either committed in bad faith or the result of active or deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director or officer in connection with the proceedings. However, a corporation may not indemnify a director or officer who shall have been adjudged to be liable to the corporation, or who instituted a proceeding against the corporation (unless such proceeding was brought to enforce the charter, bylaws or the indemnification provisions thereunder). The termination of any proceeding by judgment, order or settlement does not create a presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by conviction, or plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet that standard of conduct.  A director may not be indemnified for any proceeding brought by that director against the corporation, except to enforce an indemnification right, or if the corporation’s charter or an outside agreement provides otherwise.

The registrant has also entered into indemnity agreements with the officers and directors of the registrant that provide that the registrant will, subject to certain conditions, pay on behalf of the indemnified party any amount which the indemnified party is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which the indemnified party commits or suffers while acting in the capacity as an officer or director of the registrant. Once an initial determination is made by the registrant that a director or officer did not act in bad faith or for personal benefit, the indemnification provisions contained in the charter, bylaws, and indemnity agreements would require the registrant to advance any reasonable expenses incurred by the director or officer, and to pay the costs, judgments, and penalties determined against a director or officer in a proceeding brought against them.

Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors and officers of the registrant pursuant to the above-described provisions, the registrant understands that the SEC is of the opinion that such indemnification contravenes federal public policy as expressed in said act and therefore is unenforceable.

Item 16. Exhibits

The exhibits to this registration statement are listed in the Exhibit Index that immediately precedes such exhibits and is hereby incorporated by reference.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

 (i) If the registrant is relying on Rule 430B:

              (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

              (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

 (b) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hunt Valley, State of Maryland, on this 15th day of January, 2010.

OMEGA HEALTHCARE INVESTORS, INC.

By:	/s/ Taylor Pickett
C. Taylor Pickett
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person who signature appears below constitutes and appoints C. Taylor Pickett and Robert O. Stephenson, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto either of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that either of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 15, 2010.

Signature	Position

/s/ Taylor Pickett
C. Taylor Pickett	Chief Executive Officer and Director (Principal Executive Officer)
/s/ Robert O. Stephenson
Robert O. Stephenson	Chief Financial Officer (Principal Financial Officer)
/s/ Michael D. Ritz
Michael D. Ritz	Chief Accounting Officer (Principal Accounting Officer)
/s/ Bernard J. Korman
Bernard J. Korman	Chairman of the Board of Directors

/s/ Thomas S. Franke
Thomas S. Franke	Director

/s/ Harold J. Kloosterman
Harold J. Kloosterman	Director

/s/ Edward Lowenthal
Edward Lowenthal	Director

/s/ Stephen D. Plavin
Stephen D. Plavin	Director

EXHIBIT INDEX

Exhibit Number	Description

5.1+	Opinion of Bryan Cave LLP regarding the legality of the securities being registered.

8.1+	Opinion of Bryan Cave LLP regarding certain tax matters.

23.1+	Consent of Ernst & Young LLP (with respect to Healthcare Real Estate Carve-Out of CapitalSource Inc.: Closings I and II).

23.2+	Consent of Ernst & Young LLP (with respect to Omega Healthcare Investors, Inc. audited financial statements).

23.3+	Consent of Bryan Cave LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page of the registration statement).

+           Filed herewith.